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Exhibit 99.1

Company contact:                                       OTC Bulletin Board:  DNTK
Kathy Dimitropoulos...(847) 358-4406 ext. 1217
      http://www.dauphintech.com
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FOR IMMEDIATE RELEASE
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                      DAUPHIN ANNOUNCES $10 MILLION FUNDING

Palatine, IL October 8, 2001 Dauphin Technology Inc. (OTC.BB: DNTK) announced today the signing of a $10 million financing package with Crescent International Ltd., an investment company managed by GreenLight (Switzerland) SA. Crescent is a long-time supporter of Dauphin, having made several investments in the past. The initial funding was a Convertible Debenture in the amount of $2.5 million with an option to sell further securities of up to $7.5 million over a 24-month period. Of the $7.5 million of additional investment, $1.5 million may be in the form of a Convertible Debenture at Dauphin's option.

"With this funding arrangement, we can now complete the shipment of set-top boxes for OTE and other customers and begin our installations of interactive cable systems through our Suncoast Automation subsidiary," commented Luke Lukens, Chief Financial Officer. "This new financing package is better suited for the Company than our current equity line, especially during these difficult market conditions," he added.

The $2.5 million Convertible Debenture matures in 36 months and is convertible to common stock of the Company at any time. The Company under certain circumstances may also redeem it. The Company also issued to Crescent a five-year warrant to purchase 700,000 shares of common stock with an exercise price equivalent to 150% of the purchase price.

About Dauphin Technology, Inc.
Dauphin Technology, Inc., a Palatine, Illinois based technology company with facilities in McHenry, Illinois, Schaumburg, Illinois, Oldsmar, Florida and Piraeus, Greece develops and markets broadband communication products and hand-held, pen based computers.

Certain matters discussed in this news release are forward-looking statements involving certain risks and uncertainties including, without limitations, changes in product demand, the availability of products, change in competition, economic conditions, various risks due to changes in market conditions and other risks detailed in the Company's Securities and Exchange Commission filings and reports.